EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS FOURTH QUARTER AND ANNUAL RESULTS FOR 2006

CHICAGO, January 23, 2007 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), announced today fourth quarter and annual results for 2006. The Company had net income of $18.1 million for the fourth quarter of 2006 compared to $13.7 million for the fourth quarter of 2005, an increase of 32.0%. Fully diluted earnings per share for the fourth quarter of 2006 increased 4.3% to $0.49 compared to $0.47 per share in the fourth quarter of 2005. The Company had net income of $67.1 million for the year ended December 31, 2006 compared to $64.8 million for the year ended December 31, 2005, an increase of 3.6%. Fully diluted earnings per share for the year ended December 31, 2006 decreased 5.4% to $2.12 compared to $2.24 per share in 2005.

Highlights for the quarter were as follows:

- We completed our acquisition of First Oak Brook Bancshares, Inc. (FOBB), parent of Oak Brook Bank, on August 25, 2006. The fourth quarter of 2006 is the first full quarter that reflects the inclusion of the acquisition of FOBB.

- Early in November we successfully converted Oak Brook Bank (OBB) to MB Financial Bank’s computer systems and merged OBB into MB Financial Bank. This occurred approximately four months earlier than initially communicated when the FOBB acquisition was announced and has allowed us to accelerate some cost savings into 2006.

- Loan growth rebounded from a weak third quarter. Annualized loan growth was approximately 8% in the quarter, based on end of period balances, and commercial related loan annualized growth was approximately 10%. Furthermore our loan pipeline seems strong going into the first quarter.

- Core funding increased approximately $153 million in the quarter, based on end of period balances, driven by increases in customer repurchase agreements and to a lesser extent increases in non-interest bearing deposits.

- Our net interest margin at 3.37%, expressed on a fully tax equivalent basis, declined by 8 basis points compared to the third quarter of 2006. This decline was expected and was due to the inclusion of FOBB for a full quarter. The margin was within the range that we communicated in our third quarter release on earnings.

- Net charge-offs were $3.0 million, or 23 basis points, as a percentage of average loans, on an annualized basis. This was in line with our charge-off history over the last three years (net charge-offs as a percentage of average loans for the last three years have averaged 22-23 basis points), but slightly higher than what we anticipated going into the fourth quarter.

- Expense savings related to the FOBB merger are on target and are likely to be exceeded. As illustrated in the table below, based on the combined expense base for the first quarter of 2006, increased by an assumed annual growth rate of 5%, operating expense in the fourth quarter declined by $1.6 million (most of which was due to merger related cost savings). We expect to realize another $1.5 million in cost savings in the first quarter of 2007. Thus, assuming our companies’ combined first quarter 2006 operating expenses increased at an annual growth rate of 5%, we expect our first quarter 2007 expenses to reflect an overall decline of about $3.1 million ($1.6 million of quarterly cost savings achieved in the fourth quarter of 2006 plus $1.5 million achieved in the first quarter of 2007). We believe that we will meet our previously announced cost savings target of $12.6 million (pre-tax) and may exceed that amount.

	Three months ended,
	December 31, 2006	September, 30 2006 (1)	June 30, 2006 (2)	March 31, 2006 (2)

Other expenses	$49,487	$53,604	$51,323	$49,216
Three months ended March 31, 2006, assuming 5% annualized growth	51,062
Estimated expense savings	$1,575

(1)	Includes other expenses that FOBB incurred in the third quarter of 2006 prior to being acquired, and approximately $500 thousand in merger related expenses.
(2)	Reflects the combined results for the Company and FOBB for the periods indicated.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2006 fourth quarter and annual performance.

RESULTS OF OPERATIONS

Fourth Quarter Results

Net income was $18.1 million for the fourth quarter of 2006, compared to $13.7 million for the fourth quarter of 2005. The results for the fourth quarter of 2006 generated an annualized return on average assets of 0.91%, an annualized return on average equity of 8.53% and an annualized cash return on average tangible equity of 16.79%, compared to 0.96%, 10.80% and 14.82% respectively, for the same period in 2005. The Company completed its acquisition of First Oak Brook Bancshares, Inc. (FOBB), parent of Oak Brook Bank, on August 25, 2006. The fourth quarter of 2006 is the first full quarter that reflects the inclusion of the acquisition of FOBB.

Net interest income was $57.2 million for the three months ended December 31, 2006, an increase of $11.4 million, or 24.8% from $45.8 million for the comparable period in 2005. Net interest income grew primarily due to a $1.8 billion, or 36.0%, increase in average interest earning assets, funded by a $1.7 billion, or 38.1%, increase in average interest bearing liabilities. This was partially offset by approximately 30 basis points of margin compression. Approximately $1.6 billion of the increase in average interest earning assets and approximately $1.6 billion of the increase in interest bearing liabilities was due to the acquisition of FOBB, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.37% for the fourth quarter of 2006 and 3.67% for the fourth quarter of 2005. The decline in the net interest margin was primarily due to the merger with FOBB, the inverted yield curve, continued tight credit spreads on loans, and fierce competition for deposits. We estimate the decline in net interest margin from the fourth quarter of 2005 to the fourth quarter of 2006 due to the acquisition of FOBB was approximately 10 basis points.

The provision for loan losses was $3.5 million in the fourth quarter of 2006 and $1.5 million in the fourth quarter of 2005. Net charge-offs were $3.0 million in the quarter ended December 30, 2006 compared to $1.3 million in the quarter ended December 31, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income was $21.7 million for the quarter ended December 31, 2006, an increase of $9.3 million, or 75.4% compared to $12.4 million for the quarter ended December 31, 2005. Net gains on securities sold were $82 thousand compared to a net loss of $3.7 million for the quarter ended December 31, 2005. The net loss in the 2005 period was a result of a securities portfolio restructuring. This loss decreased diluted earnings per share by $0.08 in the fourth quarter of 2005. Merchant card processing income, trust and asset management fees, other operating income, and deposit service fees increased by $2.8 million, $854 thousand, $640 thousand, and $561 thousand, respectively, primarily due to the acquisition of FOBB.

Other expense increased $12.3 million or 33.2% to $49.5 million for the quarter ended December 31, 2006 from $37.2 million for the quarter ended December 31, 2005. Salaries and employee benefits expense increased by $8.7 million. We estimate that approximately $6.1 million of the increase in salaries and employee benefits expense was due to the acquisition of FOBB. Merchant card processing expense, and other intangible amortization expense increased $2.4 million, and $736 thousand, respectively. These increases were primarily due to the acquisition of FOBB. These increases were partially offset by a decrease in advertising and marketing expense of $453 thousand compared to the fourth quarter of 2005. Professional and legal expense decreased by $589 thousand in the fourth quarter of 2006 compared to the fourth quarter of 2005.

Income tax expense for the three months ended December 31, 2006 increased $2.0 million to $7.8 million compared to $5.8 million for the same period in 2005. The effective tax rates were 30.2% and 29.9% for the quarters ended December 31, 2006 and 2005, respectively.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported diluted net income per share for the three months ended December 31, 2005 was reduced by $0.02. The impact on the three months ended December 31, 2006 due to the adoption of Statement 123R was $0.01.

Annual Results

Net income was $67.1 million for the year ended December 31, 2006, compared to $64.8 million for the year ended December 31, 2005. Fully diluted earnings per share for the year ended December 31, 2006 decreased 5.4% to $2.12 compared to $2.24 per share in 2005. Annual results for 2006 generated a return on average assets of 1.02%, a return on average equity of 10.70%, and a cash return on average tangible equity of 17.04%, compared to 1.17%, 13.15%, and 18.16%, respectively, for the year ended December 31, 2005.

Net interest income was $201.4 million for the year ended December 31, 2006, an increase of $20.0 million, or 11.0% from $181.4 million for 2005. Net interest income grew primarily due to a $911.2 million, or 18.2% increase in average interest earning assets. Approximately $533 million of the increase in average interest earning assets was due to our acquisition of FOBB in the third quarter of 2006, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.52% for the year ended December 31, 2006 and 3.74% for the year ended December 31, 2005. The decline in the net interest margin is primarily due to the inverted yield curve, continued tight credit spreads, and the acquisition of FOBB. We estimate that approximately 8 basis points of the decline in net interest margin for 2005 compared to 2006 was due to the acquisition of FOBB.

The provision for loan losses was $10.1 million in the year ended December 31, 2006 compared to $8.7 million in the year ended December 31, 2005. Net charge-offs were $9.9 million in the year ended December 31, 2006 compared to $7.9 million in the year ended December 31, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $10.5 million, or 16.8% to $72.9 million for the year ended December 31, 2006 from $62.4 million for the year ended December 31, 2005. Merchant card processing income increased by $4.6 million due to the acquisition of FOBB and an increase in transactions processed during the year ended December 31, 2006 compared to the same period in 2005. Brokerage fee income increased $1.4 million due to increased investment representative production in 2006 compared to 2005. Net loss on securities sold decreased $1.1 million to $445 thousand compared to $1.5 million for the year ended December 31, 2006. Trust and asset management fees increased by $1.1 million primarily due to the acquisition of FOBB. Net gain on sale of other assets increased by $840 thousand primarily due to the sale of excess real estate in 2006. Other operating income and deposit service fees increased by $969 thousand, and $775 thousand, respectively, primarily due to the acquisition of FOBB. Offsetting the increases above, net lease financing declined by $863 thousand primarily due to lower residual realizations in 2006 compared with 2005.

Other expense increased by $26.0 million, or 18.4% to $167.7 million for the year ended December 31, 2006 from $141.6 million for the year ended December 31, 2005. Salaries and employee benefits increased by $16.9 million primarily due to the acquisition of FOBB and organic growth. We estimate that approximately $8.6 million of the increase in salaries and employee benefits expense was due to the acquisition of FOBB. Merchant card processing expense increased by $4.2 million due to the acquisition of FOBB and an increase in transactions processed during the year ended December 31, 2006 compared to the same period in 2005. Occupancy and equipment expense increased by $2.1 million. Approximately $1.6 million of the increase in occupancy and equipment expense was due to the acquisition of FOBB. The remaining increase was primarily due to additional branch office locations. Other operating expenses increased by $1.9 million partially due to the acquisition of FOBB and partially due to increases in filing and other loan expense, and stationary, printing and supplies expense of $310 thousand and $701 thousand, respectively. Printing expense increased from 2005 as a result of outsourcing processes that were previously done in-house. Computer services expense increased by $1.2 million, primarily due to system upgrades during 2006 and the acquisition of FOBB. Brokerage fee expense increased by $1.1 million, which is directly related to the increase in brokerage income.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported diluted net income per share for the year ended December 31, 2005 was reduced by $0.05. The impact on the year ended December 31, 2006 due to the adoption of Statement 123R was $0.05.

Income tax expense for the year ended December 31, 2006 increased $645 thousand to $29.4 million compared to $28.8 million for the same period in 2005. The effective tax rates were 30.5% and 30.8% for the years ended December 31, 2006 and 2005, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended December 31,						Three Months Ended September 30,
	2006			2005			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 5,157,141	$ 99,298	7.64%	$ 3,691,319	$ 65,294	7.02%	$ 4,583,830	$ 87,913	7.61%
Loans exempt from federal income taxes (3)	9,038	184	7.97	2,850	46	6.32	4,056	72	6.95
Taxable investment securities	1,373,295	16,714	4.87	1,111,130	11,402	4.10	1,205,210	14,134	4.69
Investment securities exempt from federal income taxes (3)	357,427	5,155	5.64	284,623	4,007	5.51	330,526	4,698	5.56
Federal funds sold	39,817	530	5.21	6,071	59	3.80	3,449	46	5.22
Other interest bearing deposits	11,559	118	4.05	11,694	110	3.73	10,239	123	4.77
Total interest earning assets	6,948,277	121,999	6.97	5,107,687	80,918	6.29	6,137,310	106,986	6.92
Non-interest earning assets	954,809			543,672			710,183
Total assets	$ 7,903,086			$ 5,651,359			$ 6,847,493

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 1,134,827	$ 7,864	2.75%	$ 726,663	$ 2,667	1.46%	$ 898,455	$ 5,546	2.45%
Savings deposits	492,031	989	0.80	487,060	909	0.74	464,353	802	0.69
Time deposits	3,391,286	40,851	4.78	2,297,517	21,096	3.64	3,018,685	34,813	4.58
Short-term borrowings	606,520	6,845	4.48	687,101	6,081	3.51	659,964	7,818	4.70
Long-term borrowings and junior subordinated notes	440,378	6,403	5.69	194,021	2,920	5.89	327,866	4,583	5.47
Total interest bearing liabilities	6,065,042	62,952	4.12	4,392,362	33,673	3.04	5,369,323	53,562	3.96
Non-interest bearing deposits	923,136			698,297			767,925
Other non-interest bearing liabilities	73,555			57,295			67,594
Stockholders’ equity	841,353			503,405			642,651
Total liabilities and stockholders’ equity	$ 7,903,086			$ 5,651,359			$ 6,847,493
Net interest income/interest rate spread (4)		$ 59,047	2.85%		$ 47,245	3.25%		$ 53,424	2.96%
Taxable equivalent adjustment		1,869			1,418			1,670
Net interest income, as reported		$ 57,178			$ 45,827			$ 51,754
Net interest margin (5)			3.26%			3.56%			3.35%
Tax equivalent effect			0.11%			0.11%			0.10%
Net interest margin on a fully tax equivalent basis (5)			3.37%			3.67%			3.45%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $2.1 million, $1.9 million and $1.5 million for the three months ended December 31, 2006 and 2005, and September 30, 2006, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $11.8 million, or 25.0% to $59.0 million for the three months ended December 31, 2006 from $47.2 million for the three months ended December 31, 2005. Tax-equivalent interest income increased by $41.1 million due to a $1.8 billion, or 36.0% increase in average interest earning assets and higher interest rates. The acquisition of FOBB increased the average loan balance and the average investment securities balance by approximately $1.1 billion and $471.3 million, respectively. The remaining increase in average earning assets was due to continued organic growth. The yield on average interest earning assets increased 68 basis points to 6.97% due to the increase in overall short-term interest rates. Interest expense increased by $29.3 million due to a $1.7 billion, or 38.1% increase in overall interest bearing liabilities. The increase was primarily due to increases in time deposits, NOW and money market deposit accounts and long-term borrowings of $1.1 billion, $408.2 million and $246.4 million, respectively, as well as an increase in the rate on interest bearing liabilities. The acquisition of FOBB increased the average balances of time deposits, NOW and money market deposit accounts and long-term borrowings by approximately $1.0 billion, $441.6 million and $175.6 million, respectively. The Company issued $30 million in trust preferred securities to fund part of the cash portion of the FOBB merger consideration and also issued $10 million in subordinated debt in the third quarter of 2006. The rate on average interest bearing liabilities increased 108 basis points to 4.12% due to the increase in overall short-term interest rates, the issuance of $30 million in trust preferred securities, and a shift in the funding mix to higher cost deposits.

The net interest margin expressed on a fully tax equivalent basis declined 30 basis points from the fourth quarter of 2005 to the fourth quarter of 2006 due to the acquisition of FOBB, the inverted yield curve, continued tight credit spreads on loans and fierce competition for deposits. We estimate the decline in net interest margin from the fourth quarter of 2005 to the fourth quarter of 2006 due to the acquisition of FOBB was approximately 10 basis points.
The net interest margin expressed on a fully tax equivalent basis declined 8 basis points from the third quarter of 2006 to the fourth quarter of 2006 due to the inclusion of the FOBB merger for a full quarter. The margin was within the range that we expected and that we communicated in our third quarter press release. Assuming no significant changes in interest rates, we estimate that our net interest margin on a fully tax equivalent basis will remain in the range of 3.35% to 3.41% in the first quarter of 2007.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Year Ended December 31,
	2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans (1) (2)	$ 4,372,156	$ 330,195	7.55%	$ 3,571,083	$ 235,965	6.61%
Loans exempt from federal income taxes (3)	5,027	373	7.32	2,939	190	6.38
Taxable investment securities	1,185,267	55,141	4.65	1,132,716	47,305	4.18
Investment securities exempt from federal income taxes (3)	321,528	18,220	5.59	275,012	15,479	5.55
Federal funds sold	12,848	669	5.14	2,243	84	3.69
Other interest bearing deposits	11,545	470	4.07	13,179	365	2.77
Total interest earning assets	5,908,371	405,068	6.86	4,997,172	299,388	5.99
Non-interest earning assets	693,699			520,965
Total assets	$ 6,602,070			$ 5,518,137

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 868,373	$ 20,320	2.34%	$ 760,673	$ 9,853	1.30%
Savings deposits	470,113	3,438	0.73	508,470	3,299	0.65
Time deposits	2,843,122	126,381	4.45	2,165,721	69,104	3.19
Short-term borrowings	662,039	29,165	4.41	680,820	19,982	2.93
Long-term borrowings and junior subordinated notes	306,462	17,844	5.74	179,606	10,280	5.65
Total interest bearing liabilities	5,150,109	197,148	3.83	4,295,290	112,518	2.62
Non-interest bearing deposits	758,832			674,353
Other non-interest bearing liabilities	66,060			55,981
Stockholders’ equity	627,069			492,513
Total liabilities and stockholders’ equity	$ 6,602,070			$ 5,518,137
Net interest income/interest rate spread (4)		$ 207,920	3.03%		$ 186,870	3.37%
Taxable equivalent adjustment		6,508			5,484
Net interest income, as reported		$ 201,412			$ 181,386
Net interest margin (5)			3.41%			3.63%
Tax equivalent effect			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.52%			3.74%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $7.2 million and $7.4 million for the year ended December 31, 2006 and 2005, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $21.1 million, or 11.3% to $207.9 million for the year ended December 31, 2006 from $186.9 million for the year ended December 31, 2005. Tax-equivalent interest income increased by $105.7 million due to a $911.2 million, or 18.2% increase in average interest earning assets. The increase was comprised of a $803.2 million, or 22.5% increase in average loans and a $99.1 million, or 7.0% increase in average investment securities. The acquisition of FOBB increased the average loan balance and the average investment securities balance by approximately $375.6 million and $157.1 million, respectively. The yield on average interest earning assets increased 87 basis points to 6.86% due to the increase in overall short-term interest rates. Interest expense increased by $84.6 million as average interest bearing liabilities increased by $854.8 million, while their cost increased by 121 basis points to 3.83%, also due to the increase in short-term interest rates. Approximately $566.6 million of the increase in average interest bearing liabilities was due to our acquisition of FOBB, with the remainder resulting from organic growth.

The net interest margin expressed on a fully tax equivalent basis for the year ended December 31, 2006 decreased by 22 basis points from 3.74% for the year ended December 31, 2005 primarily due to the inverted yield curve, continued tight credit spreads on loans and the FOBB merger. We estimate that approximately 8 basis points of the decline in net interest margin from 2005 to 2006 was due to the acquisition of FOBB.

BALANCE SHEET

Total assets increased $2.3 billion or 39.5% to $8.0 billion at December 31, 2006 from $5.7 billion at December 31, 2005. Net loans increased by $1.5 billion, or 40.3% to $5.2 billion at December 31, 2006. See “Loan Portfolio” section below for further analysis. Investment securities available for sale increased by $307.5 million, or 21.9% to $1.7 billion at December 31, 2006. Due to the acquisition of FOBB net loans and investment securities available for sale increased by approximately $1.1 billion and $471.1 million, respectively. The increases in net loans and investment securities available for sale reflect the sale of $345 million of indirect auto loans held by Oak Brook Bank on September 29, 2006 to remove low yielding assets, and the sale of $335 million in investment securities held by Oak Brook Bank, the majority of which were callable, to remove negative convexity from our balance sheet. Goodwill and other intangibles increased by $255.3 million and $16.3 million, respectively, primarily due to the acquisition of FOBB.

Total liabilities increased by $1.9 billion, or 36.8% to $7.1 billion at December 31, 2006 from $5.2 billion at December 31, 2005. Total deposits grew by $1.7 billion or 40.4% to $5.9 billion during the same period. Nearly all of the deposit increase was due to the acquisition of FOBB. Long-term borrowings increased by $187.2 million. Approximately $174.4 million of the increase was due to the acquisition of FOBB. Junior subordinated notes issued to capital trusts increased by $55.6 million primarily due to issuance of an additional $30.0 million in trust preferred securities during the third quarter of 2006 to fund part of the cash portion of the FOBB merger consideration. Approximately $24.8 million of the increase was due to the junior subordinated notes issued to capital trusts that FOBB had outstanding prior to the acquisition.

The Company has $61.7 million of junior subordinated notes issued to capital trusts with a fixed coupon rate of 8.6% outstanding that become callable in September 2007. Given the current interest rates available on this type of debt, the Company anticipates calling these notes. Based on the number of fully diluted shares outstanding as of December 31, 2006, if the Company were to call these notes in the third quarter of 2007, the Company estimates that it would incur approximately $0.03 to $0.04 per diluted share of additional interest expense to be recognized in the third quarter of 2007.

Total stockholders’ equity increased $340.0 million to $847.0 million at December 31, 2006 compared to $507.0 million at December 31, 2005. Approximately $296.9 million of the increase was due to the acquisition of FOBB. Retained earnings increased by $46.9 million due to net income of $67.1 million, partially offset by $20.2 million or $0.66 per share, in cash dividends.

At December 31, 2006, the Company’s total risk-based capital ratio was 11.78%; Tier 1 capital to risk-weighted assets ratio was 10.47% and Tier 1 capital to average asset ratio was 8.37%. The Company’s banking subsidiaries, MB Financial Bank, N.A., and Union Bank, N.A., were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at December 31, 2006.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	December 31,		September 30,		December 31,
	2006		2006 (2)		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial related credits:
Commercial loans	$1,082,032	20%	$1,054,426	20%	$833,046	22%
Commercial loans collateralized by assignment of lease payments	456,079	9%	439,123	9%	299,053	8%
Commercial real estate	1,690,148	32%	1,740,988	34%	1,456,585	39%
Construction real estate	868,105	17%	828,157	16%	521,434	14%
Total commercial related credits	4,096,364	78%	4,062,694	79%	3,110,118	83%
Other loans:
Residential real estate	606,992	12%	545,244	10%	387,167	10%
Indirect vehicle	110,574	2%	99,788	2%	-	-
Consumer loans	442,151	8%	443,616	9%	248,897	7%
Gross loans (1)	5,256,081	100%	5,151,342	100%	3,746,182	100%
Allowance for loan losses	(61,617)		(61,128)		(44,979)
Net loans	$5,194,464		$5,090,214		$3,701,203

(1)	Gross loan balances, net of unearned income, included net deferred loan fees of $3.3 million, $3.6 million at December 31, 2006 and December 31, 2005, respectively.
(2)
At September 30, 2006, there were approximately $70 million of Oak Brook Bank loans classified as commercial real estate loans. As a result of the merger between MB Financial Bank and Oak Brook Bank in the fourth quarter of 2006, these loans were reclassified as residential real estate loans.

Net loans increased by $1.5 billion, or 40.3%, to $5.2 billion at December 31, 2006 from $3.7 billion at December 31, 2005. Total loans and total commercial related credits increased by approximately $1.1 billion and $632.0 million, respectively, due the acquisition of FOBB. The remaining increases in commercial related credits were primarily due to organic growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. Excluding the impact of the acquisition of FOBB, commercial related credits grew approximately 11.4% due to organic growth.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	December 31, 2006	September 30, 2006	December 31, 2005
Non-performing loans:
Non-accrual loans (1)	$23,521	$20,440	$20,841
Loans 90 days or more past due, still accruing interest	304	435	321
Total non-performing loans	23,825	20,875	21,162
Other real estate owned	2,844	37	354
Repossessed vehicles	192	259	-
Total non-performing assets	$26,861	$21,171	$21,516
Total non-performing loans to total loans	0.45%	0.41%	0.56%
Allowance for loan losses to non-performing loans	258.62%	292.83%	212.55%
Total non-performing assets to total assets	0.34%	0.27%	0.38%

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Year Ended

	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Balance at beginning of period	$61,128	$44,779	$44,979	$44,266
Additions from acquisition	-	-	16,425	-
Provision for loan losses	3,500	1,500	9,660	8,650
Charge-offs	(4,229)	(1,521)	(14,114)	(10,183)
Recoveries	1,218	221	4,227	2,246
Balance at December 31,	$61,617	$44,979	$61,177	$44,979
Total loans at December 31,	$5,256,081	$3,746,182	$5,256,081	$3,746,182
Total average loans at December 31,	$5,165,321	$3,694,171	$4,376,729	$3,574,018
Ratio of allowance for loan losses to total loans	1.17%	1.20%	1.17%	1.20%
Net loan charge-offs to average loans (annualized)	0.23%	0.14%	0.23%	0.22%

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

We define potential problem loans as loans rated substandard or doubtful which are included on the watch list presented to our bank subsidiaries’ boards of directors that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans), but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. Our decision to include performing loans in potential problem loans does not necessarily mean that we expect losses to occur, but that we recognize potential problem loans carry a higher probability of default. The aggregate principal amounts of potential problem loans were $28.0 million, or 0.53% of total loans as of December 31, 2006, and approximately $25.2 million, or 0.67% of total loans as of December 31, 2005.

The following is a summary of charge-offs and non-performing loans for the prior sixteen quarters (in thousands):

	Net Charge-Offs	Annualized Net Charge-Offs to Average Loans	End of Period Non-Performing Loans	Non-Performing Loans to Total Loans	Potential Problem Loans to Total Loans	Total Non-Performing Loans and Potential Problem Loans to Total Loans

2003 - 1st Qtr	$ 1,216	0.18%	$ 22,434	0.81%	1.50%	2.31%
2003 - 2nd Qtr	2,924	0.42%	$ 21,573	0.79%	1.12%	1.91%
2003 - 3rd Qtr	4,491	0.64%	$ 25,609	0.92%	1.01%	1.93%
2003 - 4th Qtr	1,478	0.21%	$ 21,112	0.75%	0.88%	1.63%
2003 - Full Year	$ 10,109	0.37%

2004 - 1st Qtr	$ 1,274	0.18%	$ 26,309	0.92%	1.40%	2.32%
2004 - 2nd Qtr	1,914	0.26%	$ 28,877	0.90%	1.35%	2.25%
2004 - 3rd Qtr	1,594	0.20%	$ 26,324	0.83%	1.48%	2.31%
2004 - 4th Qtr	2,376	0.29%	$ 23,684	0.71%	1.32%	2.03%
2004 - Full Year	$ 7,158	0.23%

2005 - 1st Qtr	$ 2,846	0.34%	$ 26,100	0.76%	0.88%	1.64%
2005 - 2nd Qtr	2,030	0.23%	$ 23,950	0.66%	0.61%	1.27%
2005 - 3rd Qtr	1,761	0.19%	$ 19,267	0.52%	0.74%	1.26%
2005 - 4th Qtr	1,300	0.14%	$ 21,162	0.56%	0.67%	1.23%
2005 - Full Year	$ 7,937	0.22%

2006 - 1st Qtr	$ 994	0.11%	$ 20,695	0.53%	0.71%	1.24%
2006 - 2nd Qtr	870	0.09%	$ 16,920	0.42%	0.88%	1.30%
2006 - 3rd Qtr	5,013	0.43%	$ 20,875	0.40%	0.47%	0.87%
2006 - 4th Qtr	3,011	0.23%	$ 23,825	0.45%	0.53%	0.98%
2006 - YTD	9,888	0.23%

The following table sets forth the composition of our core funding and wholesale deposit resources as of the dates indicated (dollars in thousands):
	December 31,		September 30,		December 31,
	2006		2006		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Core funding:
Non-interest bearing deposits	$976,194	16%	$906,667	14%	$694,548	16%
Money market and NOW accounts	1,125,850	18%	1,130,416	18%	723,158	17%
Savings accounts	485,400	8%	499,157	8%	481,189	11%
Certificates of deposit	2,502,722	40%	2,532,701	40%	1,547,536	35%
Customer repurchase agreements	370,207	5%	238,521	4%	196,024	4%
Total core funding	$5,460,373	87%	$5,307,462	84%	$3,642,455	83%

Wholesale deposits:
Public funds deposits	239,492	4%	316,817	5%	140,489	3%
Brokered deposit accounts	569,574	9%	678,485	11%	614,780	14%
Total funding	$6,269,439	100%	$6,302,764	100%	$4,397,724	100%

We typically experience a cyclical increase in non-interest bearing deposits during the month of December. The average balance on non-interest bearing deposits during the fourth quarter of 2006 was $923 million, compared to the December 31, 2006 ending balance of $976 million. As of September 30, 2006, there was approximately $100 million in customer deposits swept into money market funds in an unaffiliated institution. As of December 31, 2006, these accounts were reflected on our balance sheet.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to MB Financial Inc.’s future financial performance, strategic plans or objectives, projections of revenues, earnings or net interest margin, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the effects of our merger with First Oak Brook Bancshares, Inc., including anticipated cost savings, and all other statements in this press release other than historical facts constitute forward-looking statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger with First Oak Brook Bancshares, Inc. might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) our future acquisitions of other depository institutions or lines of business; (15) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (16) the impact of the guidance recently prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED BALANCE SHEETS
    December 31, 2006 and December 31, 2005 (2005 restated for SFAS 123R)
    (Amounts in thousands, except common share data)
    (Unaudited)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and due from banks	$150,935	$92,001
Interest bearing deposits with banks	9,113	12,783
Federal funds sold	2	-
Investment securities available for sale	1,713,325	1,405,844
Loans held for sale	-	500
Loans (net of allowance for loan losses of $61,617 at December 31, 2006
and $44,979 at December 31, 2005)	5,194,464	3,701,203
Lease investments, net	80,258	65,696
Premises and equipment, net	197,619	147,701
Cash surrender value of life insurance	120,893	90,194
Goodwill, net	380,260	125,010
Other intangibles, net	28,856	12,594
Other assets	103,786	65,539

Total assets	$7,979,511	$5,719,065

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$976,194	$694,548
Interest bearing	4,923,038	3,507,152
Total deposits	5,899,232	4,201,700
Short-term borrowings	716,471	745,647
Long-term borrowings	258,439	71,216
Junior subordinated notes issued to capital trusts	179,162	123,526
Accrued expenses and other liabilities	79,255	69,990
Total liabilities	7,132,559	5,212,079

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
37,332,328 shares at December 31, 2006 and 28,912,803 at December 31, 2005)	373	289
Additional paid-in capital	439,502	141,745
Retained earnings	437,353	390,407
Accumulated other comprehensive income	(7,602)	(9,453)
Less: 666,120 and 453,461 shares of treasury stock, at cost, at December 31,
2006 and December 31, 2005, respectively	(22,674)	(16,002)
Total stockholders' equity	846,952	506,986

Total liabilities and stockholders' equity	$7,979,511	$5,719,065

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME
    (2005 restated for SFAS 123R)
    (Amounts in thousands, except common share data)
    (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Interest income:
Loans	$99,417	$65,324	$330,437	$236,088
Investment securities:
Taxable	16,714	11,402	55,141	47,305
Nontaxable	3,351	2,605	11,843	10,062
Federal funds sold	530	59	669	84
Other interest bearing accounts	118	110	470	365
Total interest income	120,130	79,500	398,560	293,904

Interest expense:
Deposits	49,704	24,672	150,139	82,256
Short-term borrowings	6,845	6,081	29,165	19,982
Long-term borrowings and junior subordinated notes	6,403	2,920	17,844	10,280
Total interest expense	62,952	33,673	197,148	112,518
Net interest income	57,178	45,827	201,412	181,386

Provision for loan losses	3,500	1,500	10,100	8,650

Net interest income after provision for loan losses	53,678	44,327	191,312	172,736

Other income:
Loan service fees	1,288	1,229	5,441	5,194
Deposit service fees	5,427	4,866	20,244	19,469
Lease financing, net	3,895	3,845	13,369	14,232
Brokerage fees	2,065	1,809	9,370	7,924
Trust and asset management fees	2,326	1,472	6,916	5,840
Net gain (loss) on sale of securities available for sale	82	(3,744)	(445)	(1,531)
Increase in cash surrender value of life insurance	1,236	941	4,192	3,890
Net gain (loss) on sale of other assets	55	19	860	20
Merchant card processing	3,434	672	6,848	2,251
Other operating income	1,915	1,275	6,109	5,140
	21,723	12,384	72,904	62,429

Other expense:
Salaries and employee benefits	28,169	19,497	93,766	76,826
Occupancy and equipment expense	6,977	6,323	25,490	23,400
Computer services expense	1,925	1,638	6,978	5,785
Advertising and marketing expense	1,126	1,579	4,907	5,786
Professional and legal expense	454	1,043	2,302	3,133
Brokerage fee expense	1,087	887	4,986	3,857
Telecommunication expense	717	755	2,719	3,395
Other intangibles amortization expense	972	236	1,971	993
Merchant card processing	3,045	608	6,210	2,035
Other operating expenses	5,015	4,598	18,349	16,422
	49,487	37,164	167,678	141,632

Income before income taxes	25,914	19,547	96,538	93,533

Income taxes	7,826	5,841	29,424	28,779

Net Income	$18,088	$13,706	$67,114	$64,754

Common share data (1):
Basic earnings per common share	$0.49	$0.48	$2.15	$2.27
Diluted earnings per common share	$0.49	$0.47	$2.12	$2.24
Weighted average common shares outstanding	36,583,607	28,521,318	31,156,887	28,480,909
Diluted weighted average common shares outstanding	37,156,887	28,931,905	31,687,220	28,895,042

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2006	2005	2006	2005
Performance Ratios:

Annualized return on average assets	0.91%	0.96%	1.02%	1.17%

Annualized return on average equity	8.53	10.80	10.70	13.15

Annualized cash return on average tangible equity (1)	16.79	14.82	17.04	18.16

Net interest rate spread	2.85	3.25	3.03	3.37

Efficiency ratio (2)	61.33	58.64	59.61	56.47

Net interest margin - fully tax equivalent basis (3)	3.37	3.67	3.52	3.74

Net interest margin	3.26	3.56	3.41	3.63

Asset Quality Ratios:

Non-performing loans to total loans	0.45%	0.56%	0.45%	0.56%

Non-performing assets to total assets	0.34	0.38	0.34	0.38

Allowance for loan losses to total loans	1.17	1.20	1.17	1.20

Allowance for loan losses to
non-performing loans	258.62	212.55	258.62	212.55

Net loan charge-offs to average loans (annualized)	0.23	0.14	0.23	0.22

Capital Ratios:

Tangible equity to assets (4)	5.91%	6.69%	5.91%	6.69%
Equity to total assets	10.61	8.86	10.61	8.86
Book value per share (5)	$ 23.10	$ 17.81	$ 23.10	$ 17.81
Less: goodwill and other intangible assets, net of tax benefit, per common share common share	10.88	4.66	10.88	4.66
Tangible book value per share (6)	$ 12.22	$ 13.15	$ 12.22	$ 13.15

Total capital (to risk-weighted assets)	11.78%	12.89%	11.78%	12.89%
Tier 1 capital (to risk-weighted assets)	10.47	11.69	10.47	11.69
Tier 1 capital (to average assets)	8.37	9.09	8.37	9.09

(1)	Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)
(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	December 31, 2006	December 31, 2005

Stockholders’ equity - as reported	$846,952	$506,986
Less: goodwill	380,260	125,010
Less: other intangible assets, net of tax benefit	18,756	8,186
Tangible equity	$447,936	$373,790

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Average stockholders’ equity - as reported	$841,353	$503,405	$627,069	$492,513
Less: average goodwill	379,957	124,178	213,874	123,879
Less: average other intangible assets, net of tax benefit	19,113	8,259	11,901	8,496
Average tangible equity	$442,283	$370,968	$401,294	$360,138

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income - as reported	$18,088	$13,706	$67,114	$64,754
Add: other intangible amortization expense, net of tax benefit	632	153	1,281	645
Net cash flow available to stockholders	$18,720	$13,859	$68,395	$65,399

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.” A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.